Exhibit 99.1

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2011;

Initiates Fiscal 2012 Guidance

DALLAS (November 9, 2011)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2011 fiscal year and fourth quarter ended September 30, 2011.

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Fiscal 2011 consolidated results, excluding net unrealized margins were $214.2 million, or $2.34 per diluted share, compared with net income of $210.1 million, or $2.25 per diluted share in the prior year.

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After including noncash, unrealized net losses of $6.6 million, or ($0.07) per diluted share, fiscal 2011 net income was $207.6 million, or $2.27 per diluted share. Net income was $205.8 million, or $2.20 per diluted share in the prior year, after including unrealized net losses of $4.3 million or ($0.05) per diluted share.

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Included in current year net income is the net positive impact of several one-time items totaling $3.2 million, or $0.03 per diluted share. Fiscal 2010 net income included the positive impact of a one-time item of $4.6 million, or $0.05 per diluted share.

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Fiscal 2011 and fiscal 2010 earnings per diluted share reflect the favorable impact of $0.08 and $0.01 from the accelerated share buyback agreement, initiated in the fourth quarter of fiscal 2010 and completed in the second quarter of fiscal 2011.

•	Net income from discontinued operations was $8.7 million, or $0.10 per diluted share in the current year, compared with $7.6 million, or $0.08 per diluted share in the prior year.

•	Atmos Energy expects fiscal 2012 earnings to be in the range of $2.30 to $2.40 per diluted share, excluding unrealized gains and losses.

For the quarter ended September 30, 2011, consolidated net income was $2.0 million, or $0.02 per diluted share, compared with net income of $1.5 million, or $0.02 per diluted share for the same quarter last year. Results from nonregulated operations include noncash, unrealized net losses of $4.9 million, or ($0.05) per diluted share for the three months ended September 30, 2011, compared with net gains of $1.6 million, or $0.02 per diluted share for the prior-year quarter. For the current quarter, regulated operations contributed $8.1 million of net income, or $0.09 per diluted share, and nonregulated operations experienced a net loss of $6.1 million, or

($0.07) per diluted share. For the current quarter, net income from regulated operations includes $0.9 million, or $0.01 per diluted share from discontinued operations, compared with $1.3 million, or $0.02 per diluted share for the same quarter last year.

“We are pleased to deliver earnings per share growth for the ninth consecutive year,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “Successful regulatory outcomes in both the distribution and regulated pipeline proceedings boosted results across our service territory. In addition, we accessed the capital markets under favorable terms throughout the year, which achieved a lower cost of capital and two rating agency upgrades.”

“Looking forward to fiscal 2012 and beyond, we remain confident in the fundamental strength of our business, and we will continue to strive to enhance the stability and predictability of our earnings,” Cocklin concluded.

Results for the Year Ended September 30, 2011

Natural gas distribution gross profit, excluding discontinued operations, increased $22.4 million to $1,044.4 million for the year ended September 30, 2011, compared with $1,022.0 million in the prior year. This increase is due largely to a net $40.4 million increase attributable to rate increases, primarily in the company’s Mid-Tex, Louisiana, Kentucky and Kansas service areas. Partially offsetting this increase was a $12.0 million decrease associated with a seven percent decrease in consolidated distribution throughput, primarily from lower consumption and warmer weather, coupled with an $8.1 million decrease in revenue-related taxes, which is offset by a decrease in taxes, other than income.

Regulated transmission and storage gross profit increased $16.4 million to $219.4 million for the year ended September 30, 2011, compared with $203.0 million last year. This year-over-year increase is due primarily to a net $23.4 million increase as a result of new rates from the recent Atmos Pipeline – Texas rate case and a $3.2 million increase in revenues resulting from the most recent filing under the Texas Gas Reliability Infrastructure Program (GRIP). These increases were partially offset by a $4.8 million decrease due to the absence of the sale of excess gas, which occurred in the prior year and a $4.4 million decrease from lower throughput to the Mid-Tex Division.

Nonregulated gross profit decreased $49.1 million to $65.0 million for the year ended September 30, 2011, compared with $114.1 million for the prior year. The decrease primarily reflects a $47.2 million decrease in realized asset optimization margins, due to weak natural gas market fundamentals, which provided fewer favorable trading opportunities during fiscal 2011. Additionally, unrealized margins decreased $2.6 million year over year. Partially offsetting these decreases was a $0.7 million increase in realized margins from gas delivery and other services, primarily due to a nine percent increase in consolidated sales volumes.

Consolidated operation and maintenance expense, excluding discontinued operations, for the year ended September 30, 2011, was $449.3 million, compared with $460.5 million for the prior year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current year was $447.5 million, compared with $452.8 million for the prior year. The $5.3 million decrease resulted primarily from a $10.0 million decrease in employee-related costs and a $3.4 million decrease in other administrative costs. These decreases were partially offset by a $7.4 million increase, due to the absence in the current year of a state sales tax refund received in the prior year.

Results for the year ended September 30, 2011 include several one-time items, resulting in a total net of tax gain of $3.2 million. The company unwound two Treasury lock agreements in conjunction with the cancellation of a planned debt offering in November 2011 and recognized a $27.8 million cash gain. Offsetting this gain was a $19.3 million noncash charge to impair the company’s investment in the Ft. Necessity storage project and an $11.0 million noncash charge to impair certain natural gas gathering assets. Finally, due to the administrative settlement of various income tax positions during the fiscal second quarter, the company recorded a $5.0 million tax benefit.

The debt capitalization ratio at September 30, 2011, was 51.7 percent, compared with 51.3 percent at September 30, 2010. At September 30, 2011, there was $206.4 million of short-term debt outstanding, compared with $126.1 million at September 30, 2010.

For the year ended September 30, 2011, the company generated operating cash flow of $582.8 million, a $143.6 million reduction compared with the year ended September 30, 2010. The year-over-year decrease primarily reflects the absence of an $85 million income tax refund received in the prior year, coupled with timing of gas cost recoveries under the company’s purchased gas cost mechanisms and other net working capital changes.

Capital expenditures increased to $623.0 million for the year ended September 30, 2011, compared with $542.6 million last year. The $80.4 million increase primarily reflects spending related to the Mid-Tex Division steel service line replacement program and the development of a new customer service system, partially offset by costs incurred in the prior year to relocate the company’s information technology data center.

Results for the 2011 Fourth Quarter Ended September 30, 2011

Natural gas distribution gross profit, excluding discontinued operations, increased $6.8 million to $174.2 million for the fiscal 2011 fourth quarter, compared with $167.4 million in the prior-year quarter. This increase reflects a net $4.6 million increase in rates, primarily in the company’s Mid-Tex and Louisiana service areas, and a $0.7 million increase associated with an eight percent increase in transportation volumes.

Regulated transmission and storage gross profit increased $5.8 million to $61.8 million for the quarter ended September 30, 2011, compared with $56.0 million for the same quarter last year. This increase is due primarily to a net $8.5 million increase as a result of new rates from the recent Atmos Pipeline – Texas rate case and a $3.2 million increase in revenues resulting from the most recent GRIP filing. Partially offsetting these increases is a $4.8 million decrease due to the absence in the current quarter of excess gas sales, which occurred in the prior-year quarter.

Nonregulated gross profit decreased $12.0 million to $6.4 million for the quarter ended September 30, 2011, compared with $18.4 million for the prior-year quarter. Realized margins from gas delivery and other services decreased $1.5 million, compared with the prior-year quarter, largely due to a $0.02/Mcf decrease in gas delivery unit margins, despite a nine percent increase in consolidated sales volumes. Additionally, unrealized margins decreased $10.3 million. Realized asset optimization margins were essentially flat compared with the prior-year quarter.

Consolidated operation and maintenance expense, excluding discontinued operations, for the three months ended September 30, 2011, was $108.0 million, compared with $112.1 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter was $111.4 million, which was flat compared with the prior-year quarter.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy expects fiscal 2012 earnings to be in the range of $2.30 to $2.40 per diluted share, excluding unrealized margins. Net income from regulated operations is expected to be in the range of $184 million to $191 million, while net income from nonregulated operations is expected to be in the range of $26 million to $29 million. Consolidated O&M expense is expected to range from $465 million to $475 million. Interest expense is expected to range from $140 million to $145 million. Capital expenditures for fiscal 2012 are expected to range between $630 million to $650 million.

However, the valuation on September 30, 2012, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2012 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast November 10, 2011

Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2011 financial results and outline the assumptions supporting the fiscal 2012 guidance on Thursday, November 10, 2011, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Fred Meisenheimer, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Atmos Energy Announces Share Repurchase Program

On September 28, 2011, Atmos Energy announced that its Board of Directors approved a new program authorizing the repurchase of up to five million shares of its common stock. Although the program is authorized for a five-year period, it may be terminated or limited at any time. The program is primarily intended to minimize the dilutive effect of equity grants under various benefit related incentive compensation plans of the company.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and in the company’s Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2011. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is currently the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income (000s except per share)	Year Ended September 30		Percentage Change
	2011	2010
Gross Profit:
Natural gas distribution segment	$1,044,364	$1,022,011	2%
Regulated transmission and storage segment	219,373	203,013	8%
Nonregulated segment	65,000	114,091	(43)%
Intersegment eliminations	(1,496)	(1,610)	7%

Gross profit	1,327,241	1,337,505	(1)%

Operation and maintenance expense	449,290	460,513	(2)%
Depreciation and amortization	227,099	211,589	7%
Taxes, other than income	178,683	188,252	(5)%
Asset impairments	30,270	—	100%

Total operating expenses	885,342	860,354	3%

Operating income	441,899	477,151	(7)%

Miscellaneous income (expense)	21,499	(156)	13,881%
Interest charges	150,825	154,360	(2)%

Income from continuing operations before income taxes	312,573	322,635	(3)%
Income tax expense	113,689	124,362	(9)%

Income from continuing operations	198,884	198,273	— %

Income from discontinued operations, net of tax	8,717	7,566	15%

Net income	$207,601	$205,839	1%

Basic earnings per share
Income per share from continuing operations	$2.18	$2.14
Income per share from discontinued operations	0.10	0.08

Net income per share – basic	$2.28	$2.22

Diluted earnings per share
Income per share from continuing operations	$2.17	$2.12
Income per share from discontinued operations	0.10	0.08

Net income per share – diluted	$2.27	$2.20

Cash dividends per share	$1.36	$1.34

Weighted average shares outstanding:
Basic	90,201	91,852
Diluted	90,652	92,422

	Year Ended September 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2011	2010	Change
Natural gas distribution – continuing operations	$154,001	$118,383	30%
Natural gas distribution – discontinued operations	8,717	7,566	15%
Regulated transmission and storage	52,415	41,486	26%
Nonregulated	(940)	42,731	(102)%
Unrealized margins, net of tax	(6,592)	(4,327)	(52)%

Consolidated net income	$207,601	$205,839	1%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30		Percentage Change
(000s except per share)	2011	2010
Gross Profit:
Natural gas distribution segment	$174,232	$167,391	4%
Regulated transmission and storage segment	61,820	56,015	10%
Nonregulated segment	6,359	18,384	(65)%
Intersegment eliminations	(367)	(398)	8%

Gross profit	242,044	241,392	— %
Operation and maintenance expense	107,973	112,055	(4)%
Depreciation and amortization	59,923	55,388	8%
Taxes, other than income	32,815	35,412	(7)%

Total operating expenses	200,711	202,855	(1)%
Operating income	41,333	38,537	7%

Miscellaneous income (expense)	(2,547)	749	(440)%
Interest charges	38,210	38,879	(2)%

Income from continuing operations before income taxes	576	407	42%

Income tax expense (benefit)	(522)	163	420%

Income from continuing operations	1,098	244	350%

Income from discontinued operations, net of tax	863	1,293	(33)%

Net income	$1,961	$1,537	28%

Basic earnings per share
Income per share from continuing operations	$0.01	$0.00
Income per share from discontinued operations	0.01	0.02

Net income per share – basic	$0.02	$0.02

Diluted earnings per share
Income per share from continuing operations	$0.01	$0.00
Income per share from discontinued operations	0.01	0.02

Net income per share – diluted	$0.02	$0.02

Cash dividends per share	$.340	$.335

Weighted average shares outstanding:
Basic	90,132	89,890
Diluted	90,576	90,454

	Three Months Ended September 30		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2011	2010
Natural gas distribution – continuing operations	$(6,852)	$(18,621)	63%
Natural gas distribution – discontinued operations	863	1,293	(33)%
Regulated transmission and storage	14,022	12,497	12%
Nonregulated	(1,208)	4,765	(125)%
Unrealized margins, net of tax	(4,864)	1,603	(403)%

Consolidated net income	$1,961	$1,537	28%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations (000s)	Three Months Ended September 30		Year Ended September 30
	2011	2010	2011	2010
Operating revenues	$8,981	$7,734	$80,028	$69,855
Purchased gas cost	3,766	2,583	48,759	42,419

Gross profit	5,215	5,151	31,269	27,436

Operating expenses	3,935	3,497	16,854	15,151

Operating income	1,280	1,654	14,415	12,285
Other nonoperating expense	(37)	(30)	(196)	(294)

Income from discontinued operations before income taxes	1,243	1,624	14,219	11,991
Income tax expense	380	331	5,502	4,425

Net income	$863	$1,293	$8,717	$7,566

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2011	2010
Net property, plant and equipment	$5,147,918	$4,793,075

Cash and cash equivalents	131,419	131,952
Accounts receivable, net	273,303	273,207
Gas stored underground	289,760	319,038
Other current assets	316,471	150,995

Total current assets	1,010,953	875,192

Goodwill and intangible assets	740,207	740,148
Deferred charges and other assets	383,793	355,376

	$7,282,871	$6,763,791

Shareholders’ equity	$2,255,421	$2,178,348
Long-term debt	2,206,117	1,809,551

Total capitalization	4,461,538	3,987,899

Accounts payable and accrued liabilities	291,205	266,208
Other current liabilities	367,563	413,640
Short-term debt	206,396	126,100
Current maturities of long-term debt	2,434	360,131

Total current liabilities	867,598	1,166,079

Deferred income taxes	960,093	829,128
Deferred credits and other liabilities	993,642	780,685

	$7,282,871	$6,763,791

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2011	2010
Cash flows from operating activities

Net income	$207,601	$205,839
Asset impairments	30,270	—
Depreciation and amortization	233,383	217,133
Deferred income taxes	117,353	196,731
Changes in assets and liabilities	(25,826)	83,455
Other	20,063	23,318

Net cash provided by operating activities	582,844	726,476

Cash flows from investing activities

Capital expenditures	(622,965)	(542,636)
Other, net	(4,421)	(66)

Net cash used in investing activities	(627,386)	(542,702)

Cash flows from financing activities

Net increase in short-term debt	83,306	54,268
Net proceeds from issuance of long-term debt	394,466	—
Settlement of Treasury lock agreements	20,079	—
Unwinding of Treasury lock agreements	27,803	—
Repayment of long-term debt	(360,131)	(131)
Cash dividends paid	(124,011)	(124,287)
Repurchase of common stock	—	(100,450)
Repurchase of equity awards	(5,299)	(1,191)
Issuance of common stock	7,796	8,766

Net cash provided by (used in) financing activities	44,009	(163,025)

Net increase (decrease) in cash and cash equivalents	(533)	20,749
Cash and cash equivalents at beginning of period	131,952	111,203

Cash and cash equivalents at end of period	$131,419	$131,952

	Three Months Ended September 30		Year Ended September 30
Statistics	2011	2010	2011	2010
Consolidated natural gas distribution throughput (MMcf as metered)	58,081	55,902	424,020	454,175
Consolidated regulated transmission and storage transportation volumes (MMcf)	129,114	133,473	435,012	428,599
Consolidated nonregulated delivered gas sales volumes (MMcf)	94,313	86,717	384,799	353,853
Natural gas distribution meters in service	3,213,191	3,186,040	3,213,191	3,186,040
Natural gas distribution average cost of gas	$6.12	$5.83	$5.30	$5.77
Nonregulated net physical position (Bcf)	21.0	15.7	21.0	15.7

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